NEWS RELEASE
FOR IMMEDIATE RELEASE                          Contact: Raymond Brandstrom
March 29, 2004                                 Chief Financial Officer
                                               (206) 298-2909

           EMERITUS ANNOUNCES INTENT TO ACQUIRE MEMORY LOSS FACILITIES

SEATTLE, WA, MARCH 29, 2004 -- Emeritus Assisted Living (AMEX: ESC) (Emeritus Corporation), a national provider of assisted living and related services to senior citizens, announced today that the Company intends to acquire nine purpose-built memory loss communities located in four states. The communities are owned by entities in which Daniel R. Baty, the Company's CEO, has limited financial interests. The transaction will be financed through a $48.5 million lease with a Newport Beach, California real estate investment trust company with an initial 15-year term and three five-year extensions. As a part of the acquisition, the sellers are entitled to an earn-out payment, the amount of which will be determined at the end of the third year but will not exceed $2.0 million. The earn-out payment, if any, will be evidenced by a note bearing interest at 8% per annum with a five-year amortization. The Company also plans to enter a three-year management agreement for the sellers to operate the communities for a management fee equal to 5% of revenue. Excluding the management agreement being terminated by the Company for cause, at the end of the three-year management agreement the sellers are entitled to receive $100,000 annually for 10 years. Based on the past operating results of the communities provided by the sellers, the Company believes that the completed transaction would improve its earnings approximately $1.0 million annually, excluding the effects of the earn-out. The actual results in the future could, of course, vary from this estimate as a result of various factors described below. The transaction is expected to close within the next 90 days.

ABOUT THE COMPANY
Emeritus Assisted Living is a national provider of assisted living and related services to seniors. Emeritus is one of the largest developers and operators of freestanding assisted living communities throughout the United States. These communities provide a residential housing alternative for senior citizens who need help with the activities of daily living. Emeritus places an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process. Emeritus currently holds interests in 174 communities representing capacity for approximately 18,200 residents in 33 states. Emeritus's common stock is traded on the American Stock Exchange under the symbol ESC, and its home page can be found on the Internet at www.emeritus.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with rate enhancement programs without adversely affecting occupancy levels; increases in interest rates that would increase costs as a result of variable rate debt; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations; and our continued management of the Emeritrust I communities beyond January 2, 2004, when our management agreements for those communities could be terminated on short-term notice. While we believe that these arrangements will be extended, we cannot guarantee that these discussions will be successful or, if the arrangements are extended, what the terms will be. If we are unsuccessful, we could lose the management fee revenue from these communities. We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.